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                                                                    EXHIBIT 99.1

                           PRIMARY ACCESS CORPORATION
                    CONSENT OF SHAREHOLDERS TO AUTHORIZATION
              AND APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION
                        AND RELATED AGREEMENT OF MERGER

    The undersigned shareholder of Primary Access Corporation, a California corporation ("Primary Access"), with respect to all of the shares of common stock, no par value ("Primary Access Common Stock"), and preferred stock, no par value ("Primary Access Preferred Stock"), of Primary Access of which the undersigned was the record holder at the close of business on April , 1995 (the "Record Date"), hereby authorizes and approves, by consent in writing without a meeting, pursuant to Section 603 of the California General Corporation Law, as amended (the "CGCL"), the following:

        (i) the Agreement and Plan of Reorganization dated March 21, 1995 (the "Reorganization Agreement") among Primary Access, 3Com Corporation, a
    California corporation ("3Com"), and Anuinui Acquisition Corporation, a California corporation and a wholly-owned subsidiary of 3Com ("Sub"), pursuant to which Sub will be merged with and into Primary Access (the "Merger"), resulting in Primary Access becoming a wholly-owned subsidiary of 3Com; and

        (ii) the related Agreement of Merger to be filed with the California Secretary of State in order to effect the Merger; and

        (iii) the establishment of an escrow fund pursuant to which claims for indemnification may be made by 3Com following consummation of the Merger (the "Escrow Fund"),

all as more fully described in the accompanying Prospectus/Consent Solicitation Statement dated March , 1995 (the "Statement"). Approval of the foregoing matters shall constitute approval of all of the matters related to the Merger described herein and in the Statement.

    In addition, the undersigned hereby:

        (i) consents to the establishment of the Escrow Fund and indemnification of 3Com and Primary Access (as the surviving corporation in the Merger) provided for in Section 13 of the Reorganization Agreement (the "Indemnification Provisions"); and

        (ii) designates, constitutes and appoints Tench Coxe, Kathryn C. Gould and William R. Stensrud to be the undersigned's agents and attorneys-in-fact to act as the shareholders' agents ("Shareholders' Agents") under the Indemnification Provisions, with all the rights, powers, authority and duties of the Shareholders' Agents as described therein; and

        (iii) agrees that the Shareholders' Agents, their affiliates or any successors thereto will not be liable to the undersigned for any actions taken by them in their capacities as Shareholders' Agents in the absence of gross negligence or willful misconduct; and

        (iv) agrees that the Shareholders' Agents will be entitled to use the undersigned's shares of common stock of 3Com, no par value ("3Com Common Stock"), held in the Escrow Fund to satisfy the undersigned's obligation to pay the undersigned's pro rata share of, and indemnify the Shareholders' Agents and hold the Shareholders' Agents harmless for the undersigned's pro rata share against all losses, liabilities and expenses of the Shareholders' Agents; and

        (v) agrees to be bound by and approves the Indemnification Provisions as if the undersigned were a party to the Reorganization Agreement and further agrees that the Shareholders' Agents may separately rely upon and enforce against the undersigned the provisions of this Consent and the Indemnification Provisions.

    The undersigned acknowledges and agrees that the undersigned's maximum liability for any matter pursuant to the Indemnification Provisions and otherwise in connection with the Merger is limited to the undersigned's pro rata share of any liability pursuant to the Indemnification Provisions, up to a maximum of the value of (a) 10% of the shares of 3Com Common Stock issued to the undersigned in the Merger in exchange for shares of Primary Access Common Stock and Primary Access Preferred Stock held by the undersigned on the effective date of the Merger (the "Effective
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Date"), and (b) 10% of the shares of 3Com Common Stock issued to the undersigned upon each exercise during the period between the Effective Date and one year after the Effective Date of any options held by the undersigned and outstanding on the Effective Date which are assumed by 3Com pursuant to the Merger.

    By execution hereof, the undersigned acknowledges receipt of the accompanying 3Com Corporation Prospectus/Primary Access Corporation Consent Solicitation Statement dated March , 1995 and acknowledges and agrees that as a result of signing this Consent, the undersigned hereby waives and loses any right to dissent from the proposed Merger and obtain payment for the undersigned's shares of Primary Access Common Stock or Primary Access Preferred Stock pursuant to Chapter 13 of the CGCL.

    Effective upon the consummation of the Merger and as a result of the execution of this Consent, the undersigned hereby waives any rights or claims (known or unknown) the undersigned may have against Primary Access, 3Com or any of their respective officers, directors, shareholders, affiliates, successors, or assigns, as a result of the acquisition or ownership of shares of Primary Access Common Stock, Primary Access Preferred Stock, or any options or warrants to purchase Primary Access Common Stock, except for such rights or claims as are expressly set forth in the Reorganization Agreement.

    This Consent is one of several consents, identical in form to this Consent, that are being signed by the holders of record on the Record Date of issued and outstanding shares of Primary Access Common Stock and Primary Access Preferred Stock, all of which Consents taken together are intended to constitute action by the shareholders of Primary Access by consent in writing without a meeting pursuant to Section 603 of the CGCL.

                  Signature of Shareholder:
                  --------------------------------------------------------

                  Print name of Shareholder:
                  --------------------------------------------------------

                  Shares beneficially owned:

                       ----------------------------------------------- shares of
                       Common Stock

                       ----------------------------------------------- shares of
                       Series A Preferred Stock

                       ----------------------------------------------- shares of
                       Series C Preferred Stock

                       ----------------------------------------------- shares of
                       Series E Preferred Stock

                  DATE:
                  ------------------------------------------, 1995